QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

Media Relations Contact:
MeeLin Nakata
(858) 720.5609
 meelin.nakata@peregrine.com

Peregrine Systems® Requests
Nasdaq Hearing for Appeal to Retain Listing

SAN DIEGO, July 3, 2002—Peregrine Systems, Inc. (NASDAQ: PRGNE) today announced that it has requested an oral hearing before a Nasdaq Listing Qualifications Panel to appeal a notice of delisting of Peregrine's common stock from the Nasdaq National Market. The hearing date will be set by the panel. Peregrine's hearing request will stay the delisting of its common stock pending a decision by the panel. There can be no assurance that the panel will grant the company's request for continued listing.

As previously announced, Peregrine received a notice on June 26, 2002 from the Nasdaq Stock Market of a determination that Peregrine has failed to comply with Nasdaq Marketplace Rule 4310(c)(14), which requires that annual reports contain audited financial statements. As a result of the filing delinquency, Peregrine is subject to delisting and the fifth character "E" was appended to Peregrine's trading symbol, changing it from PRGN to PRGNE.

Peregrine is currently not in compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of its previous announcement that Arthur Andersen LLP had notified the company's board of directors that the financial statements of the company and related audit reports for fiscal 2000 and 2001, and the unaudited financial statements for the first three quarters of fiscal 2002, should not be relied upon. Arthur Andersen's notification to Peregrine was in response to Peregrine's announcement that it would restate its financial results for the same periods.

About Peregrine

Founded in 1981 and headquartered in San Diego, Peregrine is the leading provider of Infrastructure Management software. Its solutions reduce costs, improve profitability and release capital, generating a lasting and measurable impact on the productivity of assets and people. Peregrine's software manages the entire lifecycle of an organization's assets. In addition, its Employee Self Service solutions empower employees with anytime, anywhere access to enterprise resources, services and knowledge, resulting in improved productivity and asset utilization. For more information, visit Peregrine's web site at www.peregrine.com.

Peregrine Systems is a registered trademark of Peregrine Systems, Inc. All other marks are the property of their respective owners.

QuickLinks

Peregrine Systems® Requests Nasdaq Hearing for Appeal to Retain Listing